United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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1st Source Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders and Proxy Statement

To the Shareholders of 1st Source Corporation:

The Annual Meeting of Shareholders of 1st Source Corporation will be held at the 1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601, on April 22, 2010, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1. Election of Directors. Election of one director for a term expiring in 2011 and two directors for terms expiring in 2013.

2. Advisory Approval of Executive Compensation. Approval of the compensation of 1st Source Corporation’s executive officers disclosed in this Proxy Statement.

3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 17, 2010 are entitled to vote at the meeting.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 12, 2010

Please date and sign the Proxy and return it promptly. If you do attend the meeting,

you may, nevertheless, vote in person and revoke a previously submitted proxy.

1st SOURCE CORPORATION

P.O. Box 1602 • South Bend, Indiana 46634

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of 1st Source Corporation (“1st Source”), to be held on April 22, 2010, at 10:00 a.m. local time, at the 1st Source Center, 100 North Michigan Street, 4th Floor Boardroom, South Bend, Indiana 46601. Only shareholders of record at the close of business on February 17, 2010, will be eligible to vote at the Annual Meeting. The voting securities of 1st Source consist only of Common Stock, of which 25,066,995 shares were outstanding on the record date. Each shareholder of record on the record date will be entitled to one vote for each share. Cumulative voting is not authorized. The approximate date for making available this Proxy Statement and the form of proxy to shareholders is March 12, 2010. With respect to each matter to be acted upon at the meeting, abstentions on properly executed proxy cards will be counted for determining a quorum at the meeting; however, such abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted.

The cost of solicitation of proxies will be borne by 1st Source. In addition to the use of mails, proxies may be solicited through personal interview, electronic media, telephone, and facsimile by directors, officers and regular employees of 1st Source without additional remuneration therefor.

Revocability

Shareholders may revoke their proxies at any time prior to the meeting by giving written notice to John B. Griffith, Secretary, 1st Source Corporation, Post Office Box 1602, South Bend, Indiana 46634, or by voting in person at the meeting.

Persons making the Solicitation

This solicitation is being made by the Board of Directors of 1st Source.

Voting Securities and Principal Holders Thereof

Beneficial owners of more than 5% of the Common Stock outstanding at February 17, 2010:

Name and Address	Type of Ownership	Amount	% of Class
Ernestine M. Raclin(1)	Direct	31,329	0.12%
100 North Michigan Street	Indirect(2)	5,384,750	21.59%
South Bend, IN 46601	Total	5,416,079	21.71%

Christopher J. Murphy III	Direct	859,765	3.43%
100 North Michigan Street	Indirect(3)	2,415,198	9.63%
South Bend, IN 46601	Total	3,274,963	13.06%

Dimensional Fund Advisors LP	Direct(4)	1,838,114	7.33%
Palisades West, Building One,
6300 Bee Cave Road
Austin, Texas, 78746

1st Source Bank as Trustee for the 1st Source	Direct	1,440,652	5.75%
Corporation Employee Stock Ownership and Profit Sharing Plan Trust

(1)	Mrs. Raclin is the mother-in-law of Mr. Murphy.

(2)
Owned indirectly by Mrs. Raclin who disclaims beneficial ownership thereof. Most of these securities are held in trusts, of which 1st Source Bank is the trustee and has sole voting power. While Mrs. Raclin is an income beneficiary of many of these trusts, the ultimate benefit and ownership will reside in her children and grandchildren.

(3)
Owned indirectly by Mr. Murphy who disclaims beneficial ownership thereof. The securities are held by Mr. Murphy’s wife and children, or in trust or limited partnerships for the benefit of his wife and children. Mr. Murphy is not a current income beneficiary of most of the trusts. Due to the structure of various trusts and limited partnerships, 77,066 shares are shown both in Mr. Murphy’s and Mrs. Raclin’s ownership.

(4)	As reported in Form 13G filed February 10, 2010, Dimensional Fund Advisors LP, in its role as investment advisor for various clients, had sole dispositive and/or voting power of the shares.

Interest of Certain Persons in Matters to be Acted Upon

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, if any other matters should properly come before the meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment. No director, nominee for election as director, or executive officer of 1st Source has any special interest in any matter to be voted upon other than election to the Board of Directors. Directors, executive officers, and voting trustees have indicated that they intend to vote for all directors as listed in Proposal Number 1 and for Proposal Number 2.

Proposal Number 1: Election of Directors

The Board of Directors is divided into three (3) groups of directors whose terms expire at different times. At the 2010 Annual Meeting, one (1) director is to be elected for a term ending in 2011 and two (2) directors are to be elected for terms expiring in 2013, or until the qualification and election of a successor. Directors will be elected by a plurality of the votes cast.

The following information is submitted for each nominee as well as each director and each non–director executive officer continuing in office.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH NOMINEE.

All directors have demonstrated the ability and willingness to participate in and contribute to the Board and its Committee activities. Each is actively involved in civic, community and business affairs. Such involvement is noted below with a representative sample of the boards or organizations with which they are involved.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Nominees for Election to the Board of Directors

Terms Expiring in April, 2010 (April, 2011 if reelected)

Dane A. Miller, Ph.D.	64	Formerly, President, Chief Executive Officer and Director, Biomet, Inc. (medical products and technology)	1987	20,683	*

•
Over 30 years of business experience as the founder and former President and Chief Executive Officer of Biomet, Inc. As former head of Warsaw-based Biomet, Inc., Dr. Miller contributes long-term perspective, current knowledge, and extensive contacts in a community wh ere many manufacturing and retail customers are located.

•	Unique expertise in the orthopaedic replacements/manufacturing industry as well as general sales and engineering knowledge.

•	Qualifies as a financial expert under SEC guidelines.

•
Serves as director of Kosciusko Community Hospital, a member of the President’s Council for Grace College and Seminary, a board member of the Kosciusko Leadership Academy, a board member of the University of Chicago Hospitals and Health System, and an
active volunteer with Combined Community Services.

•	B.S. in Mechanical Materials—Science Engineering from the General Motors Institute, and Masters and Ph.D. degrees in Materials Science—Biomedical Engineering from the University of Cincinnati.

Terms Expiring in April, 2010 (April, 2013 if reelected)

Daniel B. Fitzpatrick	52	Chairman and Chief Executive Ofﬁcer, Quality Dining, Inc. (quick service and casual dining restaurant operator)	1995	42,000	*

•
28 years of business experience as the founder, Chairman and Chief Executive Officer of Quality Dining, Inc. As head of a locally headquartered, multi-concept restaurant company with operations located in seven states, Mr. Fitzpatrick contributes long-term perspective, current knowledge, and extensive contacts in communities in which the Company does business.

•	Unique expertise in the restaurant industry and general knowledge of services retailing.

•	Qualifies as a financial expert under SEC guidelines.

•	Serves as Past Chairman of the Holy Cross College Board of Trustees and board member for Women’s Care Center Foundation. Mr. Fitzpatrick has served with nearly two dozen other community organizations.

•	B. A. in Business Administration from the University of Toledo.

Wellington D. Jones III	65	Executive Vice President, 1st Source Corporation, and President and Chief Operating Officer, 1st Source Bank	1998	249,842	*

•
12 years of business experience as President and Chief Operating Officer of 1st Source Bank and Executive Vice President of
1st Source Corporation, and 22 years of experience in other positions with 1st Source Bank.  Mr. Jones contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business.

•	Extensive knowledge of 1st Source Bank and general knowledge in the finance/banking industry.

•
Serves as Chairman of the Board for Memorial Hospital of South Bend for which he is also a member of the Memorial Hospital/Health
System Finance Committee, the Strategic Planning Committee, the Executive Committee and the Compensation Committee. Also serves as a board member for the Boys & Girls Clubs of St. Joseph County and the South Bend Regional Sports Commission.

•
B. S. degree in Business Administration, Finance Major from Northwestern University and a graduate of the University of Wisconsin
Graduate School of Banking and the Harvard University, Graduate School of Business Administration, Advanced Management
Program.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Directors Continuing in Office

Terms Expiring in April, 2011

Terry L. Gerber	69	President and Chief Executive Officer, Gerber Manufacturing Company, Inc. (clothing manufacturer)	2004	12,343	*

•
40 years of business experience as President and Chief Executive Officer of Gerber Manufacturing Company, Inc., a family-owned business.  As head of a third-generation business that has been locally based for over 85 years, Mr. Gerber contributes long-term perspective, current knowledge, and extensive contacts in a community in which the Company does business.

•	Unique expertise in the clothing manufacturing industry as well as general knowledge of sales and engineering.

•	Served as Chairman of Memorial Hospital of South Bend, Chairman of Memorial Health System, director of the Family and Children’s Center and director of United Way, Inc.

•	M.B.A. from Indiana University and a Bachelors of Industrial and Systems Engineering degree from the Georgia Institute of Technology.

Lawrence E. Hiler	64	Chairman, Hiler Industries (metal castings)	1992	2,381	*

•
28 years of business experience as Chairman and President of Hiler Industries. As head of Hiler Industries, which has several locations in the company’s footprint, Mr. Hiler contributes long-term perspective, current knowledge, and extensive contacts in a number of communities where the Company does business.

•	Unique expertise in metal castings/manufacturing industry and general management knowledge. Mr. Hiler also is a former director and owner of a community bank.

•	Qualifies as a financial expert under SEC guidelines.

•	Serves as President of the Walkerton Industrial Fund, Secretary of LaPorte Hospital, Inc. and a member of the Purdue University Advisory Council.

•	B.S. in Industrial Management from Purdue University.

Rex Martin	58	Chairman and Chief Executive Officer, NIBCO, Inc. (copper and plastic plumbing parts manufacturer)	1996	5,122	*

•
24 years of business experience as Chairman and Chief Executive Officer of NIBCO, Inc., a family-owned business. As head of
Elkhart, Indiana-based NIBCO, Inc., Mr. Martin contributes long-term perspective, current knowledge, and extensive contacts in a community where the Company does business.

•	Unique expertise in the copper and plastic plumbing parts manufacturing industry and general knowledge of sales and marketing.

•	Qualifies as a financial expert under SEC guidelines.

•
Serves as Founder and Director of the Rex and Alice A. Martin Foundation, and Elkhart County Chairman and board member of the American Red Cross. Mr. Martin also is a board member of the Elkhart County Community Foundation and the Park Foundation
of Elkhart, Indiana.

•	B.A. in English from Indiana University and an M.B.A. from the Massachusetts Institute of Technology.

Christopher J. Murphy III	63	Chairman of the Board, President and Chief Executive Officer, 1st Source and Chairman of the Board and Chief Executive Officer, 1st Source Bank; former Director, Quality Dining, Inc.	1972	3,274,963(3)	13.06%

•
Over 30 years of business experience with 1st Source, including serving as President and Chief Executive Officer of both 1st Source and 1st Source Bank for approximately 30 years. Mr. Murphy contributes long-term perspective, current knowledge, and extensive contacts in all communities in which the Company does business. Prior to 1st Source, Mr. Murphy worked at Citibank.

•	Extensive knowledge of 1st Source and 1st Source Bank and general knowledge in the finance/banking industry.

•
Serves on the boards of the University of Chicago Hospitals and Health System, South Bend Center for Medical Education (Indiana
University Medical School at Notre Dame), the Indiana Board of Depositories, the Indiana State Chamber of Commerce, the
Indiana Commission for Higher Education, and the Regional Approach to Progress.

•	B.A. in Government from the University of Notre Dame, a J.D. from the University of Virginia Law School and an M.B.A. from the Harvard University School of Business.

Timothy K. Ozark	60	Chairman and Chief Executive Officer, Aim Financial Corporation (mezzanine funding and leasing)	1999	17,184	*

•
18 years of business experience as founder, Chairman and Chief Executive Officer of Aim Financial Corporation, a mezzanine lender to privately-held companies. Also President and CEO of TKO Finance Corporation, a lender to financial services and manufacturing companies.

•	Expertise in mezzanine funding and lending-leasing and general knowledge of finance.

•	Qualifies as a financial expert under SEC guidelines.

•	Serves as Lead Director.

•	Serves as a member of the Board of Trustees for The University of Chicago Hospitals and on the Board of Directors for a number of privately held companies.

•	B.S. in Business Administration from the University of Minnesota and an M.B.A. from St. Cloud State University.

Beneficial Ownership of Equity Securities(2)
Name	Age	Principal Occupation(1)	Year in Which Directorship Assumed	Common Stock	% of Class

Terms Expiring in April, 2012

William P. Johnson	67	Chief Executive Officer, Flying J, LLC (consulting); Director and Chairman of the Board, Coachman Industries, Inc.	1996	31,960	*

•
43 years of business experience as Chief Executive Officer of Flying J, LLC and as former President, Chairman of the Board, and
Chief Executive Officer of Goshen Rubber Co., Inc. and its subsidiaries, a family owned business. Mr. Johnson also serves as a board member of One America Life Insurance Company, Schurz Communications, Inc. and ITR Concessions Company, LLC. As head of businesses based in Elkhart County, Mr. Johnson contributes long-term perspective, current knowledge, and extensive contacts in a community where many manufacturing and retail customers are located.

•	Manufacturing, general management, investment and legal knowledge.

•	Qualifies as a financial expert under SEC guidelines.

•	Serves as Chairman of the Boys’ Club Foundation, founding Co-chairman of the Elkhart County Community Foundation and founding Chairman of the Goshen Partners in Education.

•	B.S. in Business Administration from the University of Notre Dame and a J.D. from the Stanford Universty Law School.

Craig A. Kapson	59	President, Jordan Automotive Group (automotive dealerships)	2004	27,592	*

•
29 years of business experience as President of Jordan Automotive Group.  As head of a second-generation business that has been locally based for over 62 years, Mr. Kapson contributes long-term perspective, current knowledge, and extensive contacts in a community in which the company does business.

•	Unique expertise in retail and fleet automobile sales and general knowledge of retailing.

•	Served as an Executive Board member of WNIT Public Television and Executive Board member of the South Bend Symphony Association.

•	B.A. in Economics from Olivet College.

John T. Phair	60	President, Holladay Properties (real estate development)	2004	49,292	*

•
12 years of business experience as President of Holladay Properties and a total of 31 years in the real estate industry. Mr. Phair also is the managing partner of approximately 75 commercial partnerships and 13 joint ventures. Prior to joining Holladay Properties, Mr.
Phair spent seven years in the mortgage-banking field. As head of a locally based business, Mr. Phair contributes current knowledge and extensive contacts in a community in which the company does business.

•	Unique expertise in real estate development as well as general knowledge of the construction, hospitality, finance, and real estate industries.

•
Serves on the boards of the Boys & Girls Club of St. Joseph County, Family & Children’s Center, WNIT Public Television, the
South Bend Civic Theatre, the Alliance of Indiana (IU Kelly School of Business) Project Future and the Villages of Indiana.

•	B.A. in Political Science from Marquette University.

Mark D. Schwabero	57	President, Mercury Marine (marine propulsion systems); prior thereto, President, Outboard Business Unit, Mercury Marine	2004	4,121	*

•
6 years of business experience as President of Mercury Marine and as former President of Mercury Outboards as well as 28 years experience as a senior executive in the automotive and commercial vehicle/manufacturing industries.

•	Unique knowledge of these industries and management expertise.

•	Qualifies as a financial expert under SEC guidelines.

•	Serves on the Advisory Committee of the Ohio State University College of Engineering and the Center for Automotive Research.

•	B.S. and M.S. degrees in Industrial and Systems Engineering from The Ohio State University.

Non-Director Executive Officers
Allen R. Qualey	57	President and Chief Operating Officer, Specialty Finance Group, 1st Source Bank (since 1997)	116,633	*

John B. Griffith	52	Senior Vice President, General Counsel and Secretary, 1st Source Corporation and 1st Source Bank (since 2001)	25,950	*

Larry E. Lentych	63	Senior Vice President, Treasurer and Chief Financial Officer, 1st Source Corporation and 1st Source Bank (since 1988)	87,141	*

All Directors and Executive Officers as a Group (15 persons)			3,967,207	15.83%

*	Represents holdings of less than 1%.

(1)
The principal occupation represents the employment for the last five years for each of the named directors and executive officers. Directorships presently held or held within the last five years in other registered corporations are also disclosed.

(2)	Based on information furnished by the directors and executive officers as of February 17, 2010.

(3)
The amount shown includes 2,415,198 shares of Common Stock held directly or indirectly in the following amount by the spouse and other family members of the immediate household of Christopher J. Murphy III, who disclaims beneficial ownership of such securities. Voting authority for 1,043,804 shares owned indirectly by Mr. Murphy is vested in 1st Source Bank as Trustee for various family trusts. Investment authority for those shares is held by 1st Source Bank as Trustee of the underlying trusts.

Directors and officers of 1st Source and their affiliates were customers of, and had transactions with, 1st Source and its subsidiaries in the ordinary course of business during 2009 and in compliance with applicable federal and state laws and regulations. Additional transactions are expected to take place in the ordinary course of business in the future. All outstanding loans and commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, or present other unfavorable features. Credit underwriting procedures followed were no less stringent than those for comparable transactions with other borrowers.

1st Source’s Loan Policy requires prior approval by the Board of Directors for aggregate extensions of credit to executive officers and directors in excess of $500,000, with any interested director abstaining from the vote. Loans to executive officers may not exceed $100,000 except for loans 1) to finance the education of the executive officer’s children, 2) to purchase, construct, maintain or improve a residence owned by the executive officer and secured by a first lien, or 3) secured by a perfected security interest in bonds, notes, certificates of indebtedness or other obligations fully guaranteed by the United States, cash or a cash-equivalent. Loans to executive officers are 1) reported to the 1st Source Board at its next regularly scheduled meeting, 2) preceded by the submission of a current, detailed financial statement, and 3) made subject to the condition that the loan will become due if the officer becomes indebted to any other financial institution or financial institutions in an aggregate amount greater than the amount the executive officer may borrow from 1st Source. Finally, within 10 days of the date that the aggregate indebtedness to other financial institutions exceeds $100,000 (excluding first mortgage debt, children’s educational loans and loans secured by the types of collateral described above), an executive must make a written report to the Board.

Board Committees and Other Corporate Governance Matters

In January 2004, the Board of Directors adopted Corporate Governance Guidelines to ensure and document the Company’s existing high standards for corporate governance. The Corporate Governance Guidelines are in accordance with the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Corporate Governance Guidelines are available on the Company’s website at www.1stsource.com.

Director Independence — The Board assesses each director’s independence in accordance with the Corporate Governance Guidelines. The Corporate Governance Guidelines define an independent director as one who has no relationship to the Company that would interfere with the exercise of independent judgment in carrying out responsibilities as a director of the Company and who is otherwise “independent” under the listing standards of the Nasdaq Stock Market. The Board has determined, after careful review, that each member of the Board is independent as defined in the Company’s Corporate Governance Guidelines, with the exception of Mr. Murphy and Mr. Jones, who are employed by the Company. Accordingly, ten of the twelve current members of the Board are independent directors.

Board Committees — 1st Source and its major subsidiary, 1st Source Bank, share the following permanent committees made up of Board members of both organizations. Executive and Governance, Nominating, Audit and Executive Compensation and Human Resources Committee members are appointed annually after the Annual Meeting of Shareholders.

Committee	Members	Functions	2009 Meetings
Executive and Governance(2)	Christopher J. Murphy III Timothy K. Ozark (1) Daniel B. Fitzpatrick William P. Johnson Rex Martin	• Serve as senior committee with oversight responsibility for effective governance of the Company. • Act for the Board of Directors between meetings subject to certain statutory limitations. • Identify and monitor the appropriate structure of the Board. • Select Board members for committee assignments.	4

Nominating(2)	Timothy K. Ozark (1) Daniel B. Fitzpatrick William P. Johnson Rex Martin	• Identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board of Directors. • See also “Nominating Committee Information” below.	3

Audit(2)	Mark D. Schwabero(1) Daniel B. Fitzpatrick Terry L. Gerber Lawrence E. Hiler Timothy K. Ozark	• Select the Company’s independent registered public accounting firm. • Review the scope and results of the audits by the internal audit staff and the independent registered public accounting firm. • Review the adequacy of the accounting and financial controls and present the results to the Board of Directors with respect to accounting practices and internal procedures. Make recommendations for improvements in such procedures. • Review and oversight of the Company’s compliance with ethics policies and regulatory requirements. • See also “Report of the Audit Committee” below.	6

Executive Compensation and Human Resources(2)	Rex Martin(1) Daniel B. Fitzpatrick William P. Johnson Timothy K. Ozark	• Determine compensation for senior management personnel, review performance of the Chief Executive Officer and manage the Company’s stock plans. • Establish wage and benefit policies for the Company and its subsidiaries. • Review human resources guidelines, policies and procedures. • See also “Report of the Executive Compensation and Human Resources Committee” below.	4

(1)  Committee chairman
(2)  The charter of the committee is available on the Company’s website at www.1stsource.com.

Board Leadership Structure — Under 1st Source’s Corporate Governance Guidelines, the Executive and Governance Committee is responsible for reviewing and making recommendations to the Board regarding the Board’s leadership structure, including whether (1) one individual should serve as Chairman of the Board and Chief Executive Officer and (2) the Board should have a Lead Director. The Executive and Governance Committee reviews the structure of the Board on at least an annual basis and monitors and makes recommendations to the Board on an ongoing basis on other matters concerning Board policies and corporate governance. Additionally, the Executive Compensation and Human Resources Committee of the Board reviews the performance of the Chief Executive Officer on an annual basis. The Board believes it is in the best interest of 1st Source to have Mr. Murphy serve as Chairman of the Board and Chief Executive Officer. The reasons for this include the following:

•	Mr. Murphy’s past performance in both roles and his continuing ability to serve in both;
•	The need for decisive leadership and clear accountability in facing 1st Source’s challenges and opportunities;
•	Mr. Murphy’s extensive specialized knowledge regarding those challenges and opportunities as well as his large ownership position; and
•	The large majority of independent directors provide for an appropriate amount of external Board oversight.

The incumbent chairman of the Nominating Committee, Mr. Ozark, presently serves as the Lead Director under the Corporate Governance Guidelines. The Lead Director will normally chair any meetings of the Board at which the Chairman of the Board is not present or from which, for whatever reason, he has recused himself. The Lead Director also will conduct the executive sessions of the independent directors.

Board Role in Risk Oversight — The Board exercises oversight of the risk management of 1st Source through the functions of its committees as described above. Additionally, Board members exercise oversight responsibilities by serving on the Loan and Funds Management Committee and the Trust and Investment Committee of 1st Source Bank.

The responsibilities of the Loan and Funds Management Committee include:

•	Establishing the credit policy for the Bank;
•	Reviewing Bank lending activities, including approvals of loans to new or existing customers of total commitments in excess of stated amounts;
•	Conducting quarterly reviews of the adequacy of the allowance for loan and lease losses and loan concentrations as compared to established limits; and
•
Reviewing the Bank’s Funds Management Division in its investment activities, relationships with securities dealers, relationships with other depository institutions, administration of 1st Source’s asset/liability management and liquidity functions and other activities.

The responsibilities of the Trust and Investment Committee include:

•	Exercising general supervision over the fiduciary activities of the Personal Asset Management Group and the Retirement Plan Services Division;
•	Assigning the administration of those fiduciary powers to such officers, employees and committees as the Committee deems appropriate;
•	Directing and reviewing the actions of all individuals or committees used by the Bank in the exercise of the fiduciary powers and services offered to clients;
•	Implementing and periodically evaluating appropriate policies, practices and controls to promote high quality fiduciary administration; and
•	Overseeing appropriate policies and procedures to ensure the Bank makes appropriate investments.

Finally, the Board receives quarterly reports from the Risk Management Committee, which oversees and evaluates the risk management process for 1st Source and 1st Source Bank and reports to the Chief Executive Officer and the Bank Policy Committee.

Meetings of the Board of Directors and Directors’ Compensation — The Board of Directors held six meetings in 2009. The only incumbent director attending fewer than 75% of the aggregate total meetings of the Board of Directors and all committees of the Board of 1st Source on which he served was Dane A. Miller. Directors receive fees in the amount of $18,000 per year, plus $1,000 per board meeting and $1,000 per committee meeting attended ($1,250 per Audit Committee meeting attended). Committee chairpersons also receive an additional $500 per meeting attended (an additional $1,500 per Audit Committee meeting attended and an additional $1,000 per Executive Compensation and Human Resources Committee meeting attended). Total fees paid in 2008 were $478,250.

Annual Meeting Attendance — Per the Company’s Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Shareholders. The Chairman of the Board presides at the Annual Meeting, and the Board of Directors holds one of its regular meetings in conjunction with the Annual Meeting of Shareholders. All members of the Board at the time of the Company’s 2009 Annual Meeting of Shareholders except Dane A. Miller attended that meeting.

Code of Ethical Conduct — The Board of Directors has adopted a Code of Ethical Conduct for Financial Managers, which is available on the Company’s website at www.1stsource.com. The Code of Ethical Conduct for Financial Managers constitutes a code of ethics as defined in Section 406(c) of the Sarbanes-Oxley Act of 2002 and applies to the Chief Executive Officer, Chief Financial Officer, Controller and other individuals performing similar accounting or financial reporting functions for the Company.

Shareholder Communications — Communications to the Board of Directors from shareholders are welcomed. All written communications should be directed to the attention of the Chairman of the Executive and Governance Committee. The Chairman of the Executive and Governance Committee shall either (i) relay a shareholder communication to the full Board or an appropriate committee chairman, or (ii) where he feels that the communication is not appropriate to relay, at least provide a copy of the communication and an indication of his proposed disposition to the General Counsel, or another independent director, either of whom may forward the communication to any other directors if he deems it prudent or appropriate to do so. The Chairman of the Executive and Governance Committee shall forward all recommendations for Board nominees submitted by shareholders to the members of the Nominating Committee.

Nominating Committee Information

The Board of Directors formed an independent Nominating Committee in January 2004. The charter of the Nominating Committee is available on the Company’s website at www.1stsource.com. All members of the Nominating Committee (see “Board Committees” above) comply with the independence requirements of the Nasdaq Stock Market listing standards.

The purpose of the Nominating Committee is to identify, evaluate, recruit and select qualified candidates for election, re-election or appointment to the Board. The Nominating Committee may use multiple sources for identifying and evaluating nominees for directors, including referrals from current directors and executive officers and recommendations by shareholders. Candidates recommended by shareholders will be evaluated in the same manner as candidates identified by any other source except that the Nominating Committee also may consider the number of shares held and the length of time the shareholder-recommended candidate has invested in the Company. In order to give the Nominating Committee adequate time to evaluate recommended director candidates, shareholder recommendations should be submitted in writing at least 120 days prior to the next Annual Meeting to be held on or about April 21, 2011. Nominations should be addressed to the attention of the Chairman, Executive and Governance Committee, c/o 1st Source Corporation.

The Nominating Committee will select new or incumbent nominees or recommend to the Board replacement nominees considering the following criteria:

• Whether the nominee is under the mandatory retirement age of 70;

• Qualifications, including judgment, skill, capability, conflicts of interest, business experience, technical/professional/educational background;

• Personal qualities and characteristics, accomplishments and reputation in the business community;

• Current knowledge and contacts in the communities or industries in which the Company does business;

• Ability and willingness to commit adequate time, or in the case of incumbent directors, past participation and contribution, to Board and Committee matters;

• The interplay of the nominee’s experience with that of the other Board members;

• The extent to which a nominee would be a desirable addition to the Board and any committee of the Board;

• If applicable, whether the nominee would be deemed “independent” under marketplace rules of the Nasdaq Stock Market and SEC regulations;

• Whether the nominee is qualified and likely to remain qualified to serve under the Company’s By-laws and Corporate Governance Guidelines;

• Diversity of viewpoints, background, experience and other demographics; and

• Such other factors the Committee deems relevant.

The Nominating Committee assesses its own performance, including its effectiveness in achieving a diverse Board, and reviews its charter and recommends any proposed changes every other year coincident with the bi-annual self-assessment of the full Board.

Report of the Audit Committee

The Audit Committee oversees 1st Source’s financial reporting process on behalf of the Board of Directors, retains and oversees the Company’s independent registered public accounting firm, approves all audit and non-audit services provided by the independent registered public accounting firm and oversees the Company’s compliance with ethics policies and legal and regulatory requirements. The Board of Directors has adopted a charter for the Audit Committee to set forth its authority and responsibilities. All of the members of the Committee are independent as defined in the listing standards of the Nasdaq Stock Market and Securities and Exchange Commission rules. The Board has determined that Daniel B. Fitzpatrick, Lawrence E. Hiler, Timothy K. Ozark and Mark D. Schwabero qualify as audit committee financial experts, as defined by Securities and Exchange Commission guidelines.

The Committee reviewed the audited financial statements in the Annual Report with management. The Committee also reviewed the financial statements with 1st Source’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Committee also considered with the independent registered public accounting firm the firm’s judgments as to the quality, not just the acceptability, of 1st Source’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and 1st Source, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of nonaudit services provided by the independent registered public accounting firm to 1st Source with the firm’s independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee

Mark D. Schwabero, Chairman

Daniel B. Fitzpatrick	Terry L. Gerber

Lawrence E. Hiler	Timothy K. Ozark

Compensation Discussion & Analysis

Compensation Philosophy and Program

The Executive Compensation and Human Resources Committee of the Board of Directors, comprised entirely of independent directors, among other things administers the Company’s executive compensation program.  The purpose of the Executive Compensation and Human Resources Committee is described in its charter as follows:

•	Determine compensation for senior management personnel;
•	Review performance of the Chief Executive Officer;
•	Establish wage and benefit policies for the Company;
•	Review general human resources guidelines, policies and procedures;
•	Oversee the Company’s stock and benefit plans; and
•	Review plans to ensure that incentives do not encourage inappropriate risk taking.

In addition, the Executive Compensation and Human Resources Committee generally reviews the recommendations of the Chief Executive Officer with regard to other executive officers and with regard to cash and stock incentives in the Executive Incentive Plan and other incentives for officers in the Company.

The Company’s compensation philosophy begins with the concept that its executive officers and key employees are all in partnership with each other and with the Company’s shareholders and that the Company succeeds best when the officers work together in this partnership. The Company believes that executive compensation programs should be designed to attract, retain and motivate executive officers and key employees who will make a valuable contribution to the whole enterprise and who will work for the long-term best interests of colleagues and shareholders alike. The Company accomplishes this through its compensation packages that include cash bonuses and equity compensation that link executive  compensation to the Company’s overall performance on both a short-term and long-term basis, thereby aligning the executive’s interests with the interests of the Company’s shareholders. The Company’s philosophy is to compensate fairly and to incent behaviors that lead to long-term substantive performance and the success of the Company.

Components of Compensation

To that end, the Executive Compensation and Human Resources Committee has implemented a compensation program for executive officers that includes the following components:

■
Base Salaries:  Annual base salary is designed to compensate 1st Source executives for their qualifications, responsibilities and performance.  Salaries are administered under the 1st Source Salary Administration Program for all exempt employees.  Through this program, positions are rated under direction of the Human Resources Department and placed in a competitive salary range.  Annually, management establishes a salary performance grid that sets the range of merit increases that may be given to exempt personnel, including officers, depending on their individual performance and position in the respective salary range.  The salary performance grid is reviewed, adjusted and approved annually by the Executive Compensation and Human Resources Committee based on market and industry information, including data from Watson Wyatt, Crowe Horwath, the St. Joseph County Indiana Chamber of Commerce and other publicly available sources.  An officer’s annual salary will increase based on his or her position in the salary range and his or her individual performance rating determined through the annual review process.  The categories for performance under the Company’s Salary Administration Program include:

• Achieved performance and results significantly beyond level expected;
• Achieved performance and results beyond level expected;
• Consistently strong overall performance and results;
• Inconsistently overall performance and results; and
• Failed to achieve results and perform at expected level.

Generally, management awards salary increases as determined under these guidelines in conformance with the approved salary grid.  All of the named executive officers, including the Chief Executive Officer, are eligible to receive annual increases through this Salary Administration Program.

For 2009, the Chief Executive Officer recommended, and the Committee agreed, that salaries for the Chief Executive Officer and for members of the Bank’s Policy Committee (including all named executive officers) be frozen for one year. He further recommended the salaries for all other officers be frozen for six months and be readdressed at such time based on the performance of the economy and the Company. The Committee accepted the CEO’s recommendation. These salary freezes were ended as of January 1, 2010.

■	Annual Executive Incentive Plan Awards: The Company pays incentive compensation under its Executive Incentive Plan to all of the named executive officers. The Executive Incentive Plan bonuses are determined annually following the close of each year.

•
Calculation of Amount of Awards: Each executive is assigned a “partnership level” that is a percentage of the midpoint of the salary range or his or her annual base salary. Based on the executive’s individual performance, an executive may earn between 0% and 300% of the executive’s “partnership level” as incentive compensation. The actual amount received by the executive as incentive compensation is based upon the executive’s performance against a set of individual performance goals developed by the executive’s immediate supervisor and the executive early each calendar year. In assessing performance against these performance goals, the Company considers the level of achievement against each objective, and whether significant or unforeseen circumstances altered the expected results or the difficulty of achieving the results. The amount is then adjusted based upon overall corporate performance against its annual profit plan as adjusted by the Committee. This “partnership level” percentage rises 2.5% for every 1% the Company exceeds its profit plan and decreases 2.5% for every 1% the Company falls short of its profit plan.

•
Method of Payment and Forfeiture: 50% of the Executive Incentive Plan bonus is paid in cash at the time of the award except as noted below. The remaining amount is paid in book value stock that is subject to forfeiture over a five-year period based on the executive remaining with the Company and on the continued financial performance of the Company. The Company believes that this form of equity-based compensation ties executives directly to the long-term real economic performance of the Company and will encourage its executives to make sound business decisions that will grow the Company carefully over time, strengthen its financial position and discourage decisions designed for short-term gain only. The Company acknowledges that these equity awards could become a significant portion of an individual’s net worth over time. The Company has chosen book value stock as the method of compensation because it is the one value that management of the Company can affect by its collective decisions. The earnings of the Company are either added to the book value per share or are paid out as dividends on all outstanding shares (including book value shares still subject to forfeiture). In this way, the value of the book value shares are protected from fluctuations in the stock market that are unrelated to performance of the Company.  The executive generally is required to hold the book value shares until retirement except that seven years after the forfeiture risk has lapsed, subject to the approval of the Company, the executive may sell 50% of these vested book value shares back to the Company at its then book value for specific purposes: purchase of a personal residence or second home, college education tuition or financial hardship.

■	Five-Year Long-Term Incentive Awards:

•
Calculation of Amount of Awards: The Company further rewards its executives for good long-term actions with a five-year, long-term incentive award.  Every five years, the Company establishes a set of corporate goals.  These change from time to time, but usually include a growth goal, a return on equity goal and some credit and operating performance goals.  The executive bonuses under this program are calculated based upon a pre-determined mathematical formula that compares the Company’s performance relative to its five-year plan and the executive’s average award over the prior five years.  The final bonus amounts are determined by multiplying the result of that calculation by the executive’s assigned “partnership level” for long-term incentive award purposes.

•
Method of Payment: Under the Executive Incentive Plan, 25% to 50% of the long-term award is paid in cash at the time of the award, with lower cash amounts being paid to more senior executives.  The remainder of the long-term award is paid to executives in market value stock, with 10% vesting at the time of the award. The remaining market value stock is subject to forfeiture over a nine-year period based upon the continued growth of the Company and the executive’s remaining with the Company.

Chief Executive Officer Performance and Compensation

Mr. Murphy’s compensation includes the same components described above for all executive officers of the Company. In addition, Mr. Murphy participates in the 1998 Performance Compensation Plan that is described below. Mr. Murphy’s performance is evaluated by the Executive Compensation and Human Resources Committee each year against a series of objectives determined by the Committee, some of which are derived from the Company’s annual budget plan and the Company’s long-term strategic plan as approved by the Board of Directors.

■	Base Salary: Each year, the Executive Compensation and Human Resources Committee reviews reports by SNL, Watson Wyatt and the National Executive and Senior Management Compensation Survey published by Compensation Data Surveys, Dolan Technologies Corporation, comparing compensation among comparable banks and also proxy statements for many of the companies identified. The Executive Compensation and Human Resources Committee uses these reports to evaluate Mr. Murphy’s pay package against other pay packages for Chief Executive Officers with similar tenure at peer banks in terms of size and complexity. The Executive Compensation and Human Resources Committee checks comparables to ensure fairness as to aggregate compensation and its components. The Executive Compensation and Human Resources Committee applies the salary grid used by the Company for all exempt employees when determining Mr. Murphy’s base salary increase.

■	Base Salary Increases: The Executive Compensation and Human Resources Committee reviewed Mr. Murphy’s salary in February 2010. Under his Employment Agreement, the terms of which are summarized on page 10 of this proxy statement, Mr. Murphy has had a right to receive an annual increase in base salary as determined by the Company. Annually, Mr. Murphy is reviewed on his success in achieving the Company’s business plan and budget for the year with special focus on the Company’s return on equity and absolute earnings. He is also responsible for the overall performance of the Company relative to its operating and strategic plans and for representing it to various constituencies, for its community participation and for ensuring the development of a culture of independence, integrity and long-term success. While Mr. Murphy met most of the financial goals set for the company and all of the qualitative goals set for him for 2009, he and the Committee agreed that, at least for now, while 1st Source retains the TARP investment that the salary portion of his compensation remain static. So, no salary raise was given. Any variability in Mr. Murphy’s compensation would be better given in the form of TARP qualified stock earned as part of his incentive compensation.

■	Annual Executive Incentive Plan Award

•
Calculation of Amount of Award. Mr. Murphy’s base award is calculated based on a “partnership level” of 30% of his base salary. That base bonus is subject to increase or decrease based upon performance of the Company as described above. The Company performed above its plan on return on assets and return on equity for the year 2009 and performed well compared to peers. Mr. Murphy generally met his qualitative and other quantitative objectives and the Company partially achieved its goals for credit quality and growth objectives. Based upon the formula tied to those objectives, Mr. Murphy was awarded $364,100 for his performance in 2009 under the Executive Incentive Plan.

•
Method of Payment. Consistent with the Executive Incentive Plan, 50% of the award normally would be paid in cash to Mr. Murphy at the time the award was made. Due to the restrictions placed on bonuses to senior executive officers as part of the Company’s participation in the Capital Purchase Program (CPP) established pursuant to the Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (ARRA), only $75,855 is to be paid to Mr. Murphy in cash which may be paid only after the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. The remaining $106,195 of the normal cash amount was paid to Mr. Murphy in market value stock which is subject to forfeiture if Mr. Murphy leaves the Company within two years after the date of grant and may only be paid upon the later of two years after the grant date or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. The other 50% of Mr. Murphy’s award normally is determined in book value stock, but paid to Mr. Murphy in cash as the five-year forfeiture period lapses. The Executive Compensation and Human Resources Committee believes Mr. Murphy’s interest as an owner is significantly enough aligned with the shareholders that the Executive Incentive Plan’s stock components can be paid in cash as the forfeiture risk lapses. Again due to the restrictions on bonuses to senior executive officers as part of the Company’s participation in the CPP, the other 50% was also paid in market value stock which is subject to forfeiture if Mr. Murphy leaves the Company within two years after the date of grant and that will vest only upon the later of the lapsing of the forfeiture period under the Executive Incentive Plan, two years or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP.

■	Five-year Long-term Incentive Award:

•
Calculation of Amount of Award: The Company largely achieved its long-term credit quality goals and partially achieved its profitability goals for the five-year period ended December 31, 2005. Based upon the mathematical formula applied to the Company’s performance and the average of Mr. Murphy’s annual incentive award over that five-year period, Mr. Murphy received a bonus of $74,536 in 2006.

•
Method of Payment: Under the Executive Incentive Plan, 32.5% of this award was paid in cash at the time of the award, and the remaining 67.5% will be subject to forfeiture over the next nine years based upon the Company’s performance. During this period, the “at risk” portion of the award is delineated in market value stock, but is paid in cash to Mr. Murphy as the forfeiture restriction lapses for the same reason that the Executive Incentive Plan’s annual award is eventually settled in cash.

Mr. Murphy also participates in the 1998 Performance Compensation Plan. This plan was designed so that a program could be available to the Executive Compensation and Human Resources Committee for awarding bonuses that are specifically mathematically-based and qualify for full deduction under the tax rules described below although such deductions may no longer apply. This program may be used to replace or supplement the Executive Incentive Plan. The Executive Compensation and Human Resources Committee this year made an award to Mr. Murphy.

■	1998 Performance Compensation Plan Award: Mr. Murphy was eligible for a cash bonus under the 1998 Performance Compensation Plan based on the Company’s earning goals established by the Executive Compensation and Human Resources Committee at the beginning of 2009. The Executive Compensation and Human Resources Committee determined that some of these goals were attained. For 2009, the award level was set up to 1.5% of net income, the same as was set for 2008. Under the terms of the plan, Mr. Murphy earned a bonus of $255,000, or approximately 1.0% of net income. Consistent with the 1998 Performance Compensation Plan, this award normally would be paid in cash to Mr. Murphy at the time the award was made. Due to the restrictions placed on bonuses to senior executive officers as part of the Company’s participation in the CPP only $106,250 is to be paid to Mr. Murphy in cash which may be paid only after the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. The remaining $148,750 was paid to Mr. Murphy in market value stock which is subject to forfeiture if Mr. Murphy leaves the Company within two years after the date of grant and will vest only upon the later of two years or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP.

Tax Deductibility of Pay

Federal income tax law caps at $1,000,000 the deductible compensation per year for each of the named executive officers in the proxy statement, subject to certain exceptions. Additionally, beginning in 2009, the Company’s participation in the Capital Purchase Program (CPP) established pursuant to the Emergency Economic Stabilization Act of 2008 (EESA) as amended by the American Recovery and Reinvestment Act of 2009 (ARRA) requires it not to claim a tax deduction for any compensation paid to a named executive officer in an amount exceeding $500,000. In developing and implementing executive compensation policies and programs, the Executive Compensation and Human Resources Committee considers whether particular payments and awards are deductible for federal income tax purposes, along with other relevant factors. The Executive Compensation and Human Resources Committee has taken what it believes to be appropriate steps to maximize the deductibility of executive compensation. It is the general intention of the Executive Compensation and Human Resources Committee to meet the requirements for deductibility whenever possible. The Executive Compensation and Human Resources Committee will continue to review and monitor the deductibility of compensation.

SUMMARY COMPENSATION TABLE

Note: No named executive officer received a salary increase in 2009 as explained above. Also see (1) below.

			Stock Awards	Non-Equity Incentive Plan		All Other
Name and Principal Position	Year	Salary($)(1)	($) (2)	Compensation($)		Compensation($)(3)	Total(7)
Christopher J. Murphy III	2009	684,554	$47,502	$182,105	(4)	$76,730	$990,891
Chairman, President & CEO	2008	654,031	113,510	214,430		84,356	1,066,327
1st Source, and Chairman	2007	649,231	222,663	418,890		71,875	1,362,659
& CEO, 1st Source Bank

Larry E. Lentych	2009	238,846	15,018	43,100		28,574	325,538
Senior Vice President,	2008	226,616	31,505	15,000		28,353	301,474
Treasurer & CFO	2007	216,281	45,854	31,500		28,913	322,548

Wellington D. Jones III	2009	388,385	43,512	5,250	(4)	56,309	523,456
Executive Vice President,	2008	369,385	54,504	43,500		57,069	524,458
1st Source, and President	2007	354,693	97,383	54,500		57,616	564,192
& COO, 1st Source Bank

John B. Griffith	2009	292,471	22,509	24,750	(4)	28,292	368,022
Senior Vice President,	2008	277,827	30,004	22,500		26,726	357,057
General Counsel &	2007	267,194	61,877	30,000		26,392	385,463
Secretary

Richard Q. Stifel	2009	285,504	22,509	18,959	(4)	33,075	360,047
Executive Vice President,	2008	248,649	41,012	22,500		32,697	344,858
Business Banking Group	2007	241,411	52,890	41,000		32,826	368,127
1st Source Bank

(1)	2009 amounts include 27 biweekly pay periods rather than normal 26 resulting in reported amounts in excess of stated base salaries.
(2)
Amounts included in Stock Awards represent the aggregate grant date fair value of all awards computed in accordance with FASB ASC Topic 718 granted during the year. These amounts relate to the prior year’s performance and are subject to forfeiture over the succeeding five (5) years.

(3)	Amounts included in All Other Compensation for the most recent fiscal year are as follows:

	Company Contributions to Defined Contribution Retirement	Dividends on Stock Awards	Directors’ Fees	Perquisites	Other Amounts of $10,000 or Less	Total
Mr. Murphy (5) (6)	$19,030	$19,964	$18,000	$14,192	$5,544	$76,730
Mr. Lentych	19,030	6,281	–	*	3,263	28,574
Mr. Jones	19,030	13,735	18,000	*	5,544	56,309
Mr. Griffith	19,030	6,407	–	*	2,855	28,292
Mr. Stifel	19,030	7,096	–	*	6,949	33,075

*	Not included - total of perquisites and benefits is less than $10,000

(4)	Amounts accrued but may be paid only after the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. Also see discussion of 2009 amounts under “Bonus Plan” below.
(5)	Mr. Murphy’s perquisites included company car mileage and country club dues. These are valued at the incremental cost of the personal usage to the Company.
(6)	Mr. Murphy reimbursed the Company $5,000 in each year shown for other miscellaneous incalculable personal benefits.
(7)	There were no bonus awards, option awards or changes in pension value and non-qualified deferred compensation earnings for the named executive officers in 2009, 2008 or 2007.

GRANTS OF PLAN-BASED AWARDS

Estimated Future Payouts Under Equity Incentive
Plan “Book Value” Awards (#Shares)
Name	Grant Date	Threshold	Target	Maximum	Grant Date Fair Value of Stock Awards
Christopher J. Murphy III	2/03/09	-	2,524	-	$18.82
Larry E. Lentych	2/18/09	-	798	-	18.82
Wellington D. Jones III	2/18/09	-	2,312	-	18.82
John B. Griffith	2/18/09	-	1,196	-	18.82
Richard Q. Stifel	2/18/09	-	1,196	-	18.82

Note: There were no non-equity incentive plan awards with future payouts made during 2009. Also, there were no other stock awards or option awards made during 2009.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

Employment Agreements:

Mr. Murphy, Mr. Jones and Mr. Lentych previously signed employment agreements in April 1998. Mr. Griffith originally entered into an employment agreement in March 2001. Messrs. Murphy, Jones, Lentych and Griffith each entered into a new employment agreement effective January 1, 2008. The primary differences between the prior agreements and the new agreements are provisions required for compliance with Section 409A of the Internal Revenue Code.

Mr. Murphy’s agreement provides for a $659,200 base salary at January 1, 2010, with annual increases as the Committee may deem appropriate each year, and bonus payments (paid in cash or stock at Mr. Murphy’s election) under the Executive Incentive Plan and the 1998 Performance Compensation Plan. Under the other four agreements, Mr. Jones, Mr. Lentych and Mr. Griffith receive base salaries of $374,000, $230,000 and $281,000, respectively, at January 1, 2010, with increases thereafter as may be determined by 1st Source, and cash and stock bonuses determined under the Executive Incentive Plan. As in the prior agreements, the new agreements permit gross-up payments necessary to cover possible excise tax payments by the executives and to reimburse the executives for legal fees that might be expended in enforcing the agreements’ provisions or contesting tax issues relating to the agreements’ parachute provisions.

Each of the agreements expires on December 31, 2010, but will be extended from year-to-year thereafter unless either party gives a notice of non-renewal to the other. The term of Mr. Murphy’s agreement will end on December 31 of the third year following the year in which any notice of non-renewal is given. The term of the agreements with Messrs. Jones, Lentych and Griffith will end on December 31 of the same year in which any non-renewal notice is given.

If an executive terminates employment because of any adverse change in his status, then he would continue to receive his base salary for a period of time after his termination. Mr. Murphy would receive the equivalent of 36 months of base salary with the first six months payable in a lump sum. Messrs. Jones, Lentych and Griffith would receive the equivalent of twelve months of base salary with the first six months payable in a lump sum.

If an executive terminates employment within one year of a change in control (which term includes any third party which becomes beneficial owner of 50% or more of the outstanding stock of 1st Source, the election of a majority of new directors in connection with a sale, merger, other business combination or contested board of directors election, or shareholder approval of any transaction which results in a disposition of all or substantially all of the assets of 1st Source), then he will receive severance pay in cash equal to 2.99 times his “Annualized Includable Compensation for the Base Period” (as defined under the Internal Revenue Code of 1986, as amended).

The employment agreements also include restrictive covenants which require, among other things, that the executives not compete with 1st Source in bank or bank-related services within the geographic region in which full‑service retail branches of 1st Source Bank or any affiliate are located. The agreements also prohibit the executives from ever divulging confidential information or trade secrets after termination of employment.

In the event an executive’s employment is terminated because of disability and in addition to other disability programs in effect for all officers of 1st Source, the executive will receive twelve months of base salary, with the first six months payable in a lump sum and the balance paid in monthly installments beginning on the first day of the seventh month following the date of termination.

In connection with the Company’s participation in the United States Department of the Treasury’s (Treasury) TARP Capital Purchase Program, Mr. Murphy, Mr. Jones, Mr. Lentych and Mr. Griffith each entered into a CPP Compensation Limitation Agreement with 1st Source agreeing to any amendments required to be made to their respective compensation, bonus, incentive and other benefit plans, arrangements and agreements during the period that the Treasury holds any debt or equity position in the Company acquired under the TARP Program in order to comply with the executive compensation and corporate governance requirements of Section 111(b) of the Emergency Economic Stabilization Act of 2008. Messrs. Murphy, Jones, Lentych, and Griffith each agreed to provisions prohibiting any golden parachute payments that exceed three times the base amount of their salary (calculated as the average of his salary for the five years prior to severance), claw-backs on bonus and incentive compensation if such payments were based on financial statements or other performance metrics later determined to be materially inaccurate and avoidance of incentives that encourage unnecessary and excessive risk taking.

Messrs. Murphy, Jones, Lentych, and Griffith also each executed a waiver voluntarily waiving any claim against the Company or the Treasury for any changes to his compensation and benefits required to comply with Section 111(b).

Bonus Plan:

Bonuses under 1st Source’s Executive Incentive Plan (EIP) are determined annually following the close of the year. The bonus is calculated based on the officer’s “partnership level” adjusted for the Company’s performance relative to plan and for the individual’s personal performance relative to weighted objectives set by the individual with his or her supervisor at the beginning of the year. For the named executives, the base bonus is calculated at a “partnership level” ranging from 20% to 30% of their salaries. For each 1% that the Company varies from its profit plan for the year, the base bonus is adjusted up or down by 2.5%. Finally, this possible bonus is adjusted by the individual’s performance ranging from 0% to 300% of the possible bonus.

Under the terms of the EIP, 50% of an Executive Incentive Plan bonus normally is paid in cash at the time of the award. The other 50% is paid in “Book Value” stock which is subject to forfeiture over the succeeding five (5) years. “Book Value” shares may only be sold to 1st Source, and such sale is mandatory in the event of death, retirement, disability or termination of employment. 1st Source may terminate or extend the Plan at any time. The forfeiture lapses ratably for each year the employee remains with the Company and for each year, or period of years, the Company grows its net income by a targeted minimum per year. During this period, the “at risk” portion of the bonus, delineated in book value stock, is transferred to the participant as the forfeiture period lapses. In Mr. Murphy’s case, while determined in book value stock, the award is paid in cash as the forfeiture lapses.

Due to the restrictions placed on bonuses to senior executive officers as part of the Company’s participation in the Capital Purchase Program (CPP) established pursuant to the Emergency Economic Stabilization Act of 2008 (EESA) and the American Recovery and Reinvestment Act of 2009 (ARRA), only 20.83% of the 2009 Executive Incentive Plan bonuses are to be paid to Mr. Murphy, Mr. Jones, Mr. Griffith and Mr. Stifel in cash which may be paid only after the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. The remaining 29.17% which normally would be paid in cash was paid in market value stock which is subject to forfeiture if the individual leaves the Company within two years after the date of grant and may only be paid upon the later of two years from the date of the grant or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. Additionally, while the customary 50% book value stock payment was made to Mr. Jones, Mr. Griffith and Mr. Stifel, the forfeiture period for these book value shares issued pursuant to the 2009 Executive Incentive Plan bonuses may lapse only upon the later of the lapsing of the forfeiture period under the Executive Incentive Plan, two years or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP. This book value stock is subject to forfeiture if the individual leaves the Company within two years after the date of grant. The remaining 50% of Mr. Murphy’s 2009 bonus was paid in market value stock as discussed in the “Chief Executive Officer Performance and Compensation” section.

Due to the Company’s performance in 2002, the remaining 20% of the award made in 1997 would be forfeited. In early 2003 Mr. Murphy asked that the forfeiture period for these awards be extended for four (4) years for all members of the Executive Incentive Plan except those most senior officers (including Mr. Murphy and Mr. Jones) of the Corporation with credit and management authority bearing full responsibility for the Company’s performance. The recommendation for the extension was made in an effort to encourage the management team throughout the Company to accelerate their efforts to return 1st Source to its historic earnings levels. This extension was approved by the Board of Directors and the shareholders. The Board and shareholders also approved extensions of the forfeiture period for the awards made in 1998, 1999, 2000 and 2001 by four (4) years for all members of the Executive Incentive Plan except Mr. Murphy, who forfeited the remaining 20% and 60%, respectively of the 1997 and 1998 award in January 2003 and January 2004 and the remaining 100% of the 1999, 2000 and 2001 awards in January 2005, January 2006 and January 2007, respectively. All other members of the Executive Incentive Plan forfeited the remaining 20% of the 1997 awards in January 2007, the remaining 60% of the 1998 awards in January 2008, the remaining 100% of the 1999 awards in January 2009, and the remaining 100% of the 2000 awards in January 2010.

Mr. Murphy was also eligible for a cash bonus under the 1998 Performance Compensation Plan based on goals established at the beginning of each year. For 2007, 2008 and 2009, the award level set was up to 1.5% of net income. Based on Mr. Murphy’s performance, Mr. Murphy earned bonuses of $255,100 (1.0% of net income), $166,930 (0.50% of net income), and $305,390 (1.00% of net income) for 2009, 2008 and 2007 respectively. As discussed above, Mr. Murphy only received $106,250 of the 2009 award in cash which may be paid only after the Company’s repayment of its preferred stock issued subject to its participation in the CPP while the remainder was paid in market value stock which is subject to forfeiture if Mr. Murphy leaves the Company within two years after the date of grant and may only be paid upon the later of two years or the Company’s repayment of its preferred stock issued pursuant to its participation in the CPP.

The amounts shown in the Stock Awards and Option Awards columns of the Summary Compensation Table represent the aggregate grant date fair value of all awards granted during the fiscal year computed in accordance with FASB ASC Topic 718. The amounts shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash awards under the Plan and the 1998 Performance Compensation Plan award. Estimated future payout amounts for 2009 book value stock awards and the corresponding grant date fair values are shown in the Grants of Plan-Based Awards Table.

Recipients of unvested book value and market value shares granted under the Executive Incentive Plan receive dividends at the same time and in the same amount as all other holders of 1st Source common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exerciseable	Number of Securities Underlying Unexercised Options Unexerciseable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)(2)	Market Value of Shares of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (1)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested(1)
Christopher J. Murphy III	–	–	–	$ –	–
“Book Value” Shares								30,696	$ 592,433
“Market Value” Shares						3,064	$49,300

Larry E. Lentych	–	–	–	–	–
“Book Value” Shares								10,056	194,081
“Market Value” Shares						580	9,332

Wellington D. Jones III	–	–	–	–	–
“Book Value” Shares								21,835	421,416
“Market Value” Shares						1,548	24,907

John B. Griffith	27,500	–	–	20.86	7/2/11
“Book Value” Shares								10,575	204,098
“Market Value” Shares						371	5,969

Richard Q. Stifel	–	–	–	–	–
“Book Value” Shares								11,513	222,201
“Market Value” Shares						607	9,767

(1)  Shares vested for purposes of this table and the following table are awarded shares which are no longer subject to forfeiture under the terms of the Executive Incentive Plan
(2)  Vesting dates for these awards are as follows:

	“Book Value” Shares	“Market Value” Shares
Mr. Murphy	12/2009 - 12/2013	12/2009 - 12/2014
Mr. Lentych	12/2009 - 12/2013	12/2009 - 12/2014
Mr. Jones(3)	12/2009 - 12/2013	12/2009 - 12/2014
Mr. Griffith(3)	12/2009 - 12/2013	12/2009 - 12/2014
Mr. Stifel(3)	12/2009 - 12/2013	12/2009 - 12/2014

Note: Shares vesting based on calendar year results (e.g., 12/2009 above is based on 2009 results) are not released until financial results are publicly announced early in the following year.

(3)  Awards of book value shares to these individuals pursuant to their 2008 Executive Incentive Plan bonuses and which are included in this table have been restated so that the forfeiture period for these shares may lapse only upon the later of the forfeiture period under the Executive Incentive Plan, two years or the Company’s  repayment of its preferred stock issued pursuant to its participation in the CPP. These awards are subject to forfeiture if the individual leaves the Company within two years after the date of grant.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of “Book Value” shares acquired on vesting	Number of “Market Value” Shares Acquired on Vesting	Value Realized on Vesting
Christopher J. Murphy III	–	–	1,012	1,840	$62,525
Larry E. Lentych	–	–	564	273	17,065
Wellington D. Jones III	–	–	1,118	762	39,047
John B. Griffith	–	–	769	62	15,938
Richard Q. Stifel	–	–	504	299	16,551

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Total
Daniel B. Fitzpatrick	$53,750	$53,750
Terry L. Gerber	46,250	46,250
Lawrence E. Hiler	45,250	45,250
William P. Johnson	63,750	63,750
Wellington D. Jones III	See Summary Compensation Table
Craig A. Kapson	28,000	28,000
Rex Martin	40,000	40,000
Dane A. Miller, Ph.D.	23,750	23,750
Christopher J. Murphy III	See Summary Compensation Table
Timothy K. Ozark	59,750	59,750
John T. Phair	27,500	27,500
Mark D. Schwabero	54,250	54,250

Note: There were no stock awards, option awards, non-equity incentive plan compensation, pension or other deferred compensation earnings or other compensation paid to non-employee directors in 2009.
Executive Compensation and Human Resources Committee Report

The Executive Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion & Analysis section of this proxy statement with management. In reliance on these reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion & Analysis section be included in this proxy statement.

As discussed in the Compensation Discussion & Analysis, the senior executive officer compensation plans include both equity and cash components that link executive compensation to the Company’s overall performance on both a short-term and long-term basis, subject to forfeiture based on the executive remaining with the Company and on long-term real economic performance of the Company. As such, these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the Company. Nor do they encourage the manipulation of earnings of the Company to enhance the compensation of any employee.

The Committee also identified and reviewed the Company’s five business unit incentive plans, each of which rewards measurable performance of the Company’s five major product and service segments: Business Banking, Consumer Banking, Specialty Finance, Trust and Asset Management, and Insurance. Each of these incentive plans has common features that encourage high quality, long-term relationship business and discourage unnecessary or excessive risks for short-term gain. In particular, short-term cash awards generally are capped at less than 30% of a participant’s salary midpoint and generally are much less after applying the respective individual performance metrics under the plans. Annual stock awards are similarly limited to a percentage of a participant’s salary midpoint and have long-term attributes. They carry substantial risks of forfeiture over a five year period if performance hurdles that are tied to Company performance are not cleared. They are made in book value common stock transferable only to the Company upon death, disability, normal retirement, early termination of employment, or by discretionary approval of the Committee, with less favorable payout terms upon early termination of employment. The incentive plans for lenders further mitigate excessive risks by including substantial weightings or deductions for credit quality and net charge-offs. The Committee also identified and reviewed four referral programs designed to encourage internal referrals by providing small, immaterial cash incentives to eligible participants.

These features, combined with the systems of controls in place to mitigate the risks of the products and services the Company offers, limit and discourage the taking of unnecessary and excessive risks. They also discourage and mitigate the risk of manipulation of reported earnings to enhance the compensation of any employee. None of these incentive plans or referral programs, alone or in aggregate, encourages unnecessary or excessive risks or presents significant risks to the Company as a whole.

Based on the foregoing, the Committee certifies that:

(1)
It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of 1st Source Corporation;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to 1st Source Corporation; and
(3)
It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of any employee.

Executive Compensation and Human Resources Committee

Rex Martin, Chairman
Daniel B. Fitzpatrick	William P. Johnson	Timothy K. Ozark

Compensation Committee Interlocks and Insider Participation

The persons named above were the only persons who served on the Executive Compensation and Human Resources Committee of the Board of Directors during the last fiscal year.

Section 16(a) Beneficial Ownership Reporting Compliance

The Securities Exchange Act of 1934 requires executive officers and directors to file reports of ownership and changes in ownership of 1st Source Corporation stock with the Securities and Exchange Commission and to furnish 1st Source with copies of all reports filed. Based solely on a review of the copies of such reports furnished to 1st Source and written representations from the executive officers and directors that no other reports were required, 1st Source believes that all filing requirements were complied with during the last fiscal year, except that Mr. Qualey filed one untimely report of his sale to the Company in a single transaction of “book value” shares awarded under the 1st Source Corporation Executive Incentive Plan. In addition, one Form 5 filed by Mr. Phair contained delinquent reports of twenty-two dividend reinvestment purchases by him and his spouse.

Proposal Number 2: Advisory Vote on Executive Compensation

Background of the Proposal
The American Recovery and Reinvestment Act of 2009 (“ARRA”), which was enacted on February 17, 2009, contains a requirement that financial institutions, like the Company, that issued preferred stock and warrants to the U.S. Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion & Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation
The Company believes that its compensation policies and procedures are focused on “pay for performance” principles and are strongly aligned with the long-term interests of shareholders. 1st Source believes that both the Company and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “say on pay” proposal, gives shareholders the opportunity to endorse or not endorse the executive compensation program for named executive officers described in this proxy statement.

A main objective of the Company’s executive compensation program is to align a significant portion of each executive officer’s total compensation with the Company’s annual and long-term performance and with the interests of its shareholders. A related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance the Company’s long-term success and shareholder value. The Company believes that its compensation policies and procedures achieve these objectives.

Shareholders are encouraged to carefully review the "Compensation Discussion & Analysis" and "Executive Compensation Tables" sections of this proxy statement for a detailed discussion of the Company’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, this proxy statement permits an advisory shareholder vote on the Company’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion & Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this proxy statement, the accompanying narrative disclosures and the other compensation information provided in this proxy statement. This proposal, commonly known as a “say on pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive compensation program and policies through the following resolution:

"Resolved, that the shareholders of 1st Source Corporation approve the overall executive compensation policies and procedures employed by 1st Source Corporation and disclosed in the proxy statement for the 2010 Annual Meeting of Shareholders."

Vote Required and Effect
Approval of the Company’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Executive Compensation and Human Resources Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THIS PROPOSAL ON EXECUTIVE COMPENSATION.

Relationship with Independent Registered Public Accounting Firm

The financial statements of 1st Source are audited annually by an independent registered public accounting firm. For the year ended December 31, 2009 and the nine (9) preceding years, the audit was performed by Ernst & Young LLP. Fees for professional services provided by Ernst & Young LLP for the last three years were as follows:

	2009	2008	2007
Audit Fees	$569,800	$521,550	$559,800
Audit-Related Fees	25,000	39,800	67,800
Tax Fees	13,000	14,600	13,720
Other Fees	–	2,500	–
Total	$607,800	$578,450	$641,320

Audit fees included fees associated with the annual audit and the reviews of 1st Source’s quarterly reports on Form 10-Q. Audit-related fees included fees for pension and statutory audits and accounting consultations. Tax fees included review of 1st Source’s federal and state tax returns and tax advice on other federal and state tax issues. Other fees included a subscription to an online accounting reference site.

In 2003 the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy covering services performed by 1st Source’s independent registered public accounting firm. Under this policy the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Any other services provided by the independent registered public accounting firm will require specific pre-approval by the Audit Committee unless the type of service has received general pre-approval from the Audit Committee. In addition, a pre-approved type of service will require specific pre-approval if the current year fee level for the type of service will exceed the approved fee level established annually by the Audit Committee. Requests or applications to provide services that require approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. All fees paid to the independent registered public accounting firm for their 2009, 2008 and 2007 services were pre-approved by the Audit Committee in accordance with this policy.

Representatives of the firm of Ernst & Young LLP will be available to respond to questions during the Annual Meeting. These representatives have indicated that they do not presently intend to make a statement at the Annual Meeting. 1st Source intends to retain Ernst & Young LLP as its independent registered public accounting firm for the year ending December 31, 2010.

Proposals of Security Holders

Proposals submitted by security holders for presentation at the next Annual Meeting must be submitted in writing to the Secretary, 1st Source Corporation, on or before November 5, 2010.

Additional Information

As to the proposals presented for approval, a plurality of the shares voted is required for approval.

The Securities and Exchange Commission’s rules permit a company to deliver a single proxy statement, annual report, notice of internet availability of proxy materials or prospectus to an address shared by two or more of its shareholders. This method of delivery is referred to as “householding.”

Unless shareholders request otherwise, 1st Source will “household” their proxy statement and annual report, as well as any prospectus or notice of internet availability of proxy materials, which may be sent to them. Regardless of how many 1st Source shareholders live under one roof, they will receive a single copy of each proxy statement, annual report, notice of internet availability of proxy materials or prospectus that is being mailed to shareholders. However, 1st Source will continue to deliver to every 1st Source shareholder in a household an individual proxy card in connection with any meeting of its shareholders where votes are being cast.

If a shareholder prefers to receive individual copies of proxy statements, annual reports, notice of internet availability of proxy materials or prospectuses, they should call the Company’s transfer agent, American Stock Transfer & Trust Company, toll-free at 800-347-1246. Representatives are available to assist shareholders Monday through Thursday from 8:00 a.m. until 7:00 p.m. ET, and 8:00 a.m. until 5:00 p.m. ET on Friday, or write to Chuck Ditto, Trust Operations, 1st Source Corporation, P. O. Box 1602, South Bend, IN 46634. 1st Source will start sending separate documents to a requesting shareholder within 30 days of the request.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On April 22, 2010: The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at https://materials.proxyvote.com/336901.

A copy of 1st Source’s Annual Report on Form 10-K is furnished herewith to shareholders for the calendar year ended December 31, 2009, containing financial statements for such year. The financial statements and the Report of Independent Registered Public Accounting Firm are incorporated by reference in this Proxy Statement.

By Order of the Board of Directors,

John B. Griffith
Secretary

South Bend, Indiana
March 12, 2010

ANNUAL MEETING OF SHAREHOLDERS OF 1st SOURCE CORPORATION

April 22, 2010    10:00 a.m.

1st Source Center, 4th Floor Boardroom, 100 North Michigan Street, South Bend, Indiana 46601

PROXY VOTING INSTRUCTIONS

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote by phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER                                                  ACCOUNT NUMBER

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on April 22, 2010:

The Notice of Annual Meeting of Shareholders and Proxy Statement, Annual Report and Proxy Card are available at -

 https://materials.proxyvote.com/336901.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.    ☒

1. Election of Directors:

☐	FOR ALL NOMINEES	m	Dane A. Miller, Ph.D. Term Expires April 2011
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	m	Daniel B. Fitzpatrick Term Expires April 2013
☐	FOR ALL EXCEPT (See instructions below)	m	Wellington D. Jones III Term Expires April 2013

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the square next to each nominee you wish to withhold, as shown here: ●

                                                                                                  FOR       AGAINST   ABSTAIN
2. Advisory Approval of Executive Compensation            ☐        ☐        ☐

3. Such Other Business as May Properly be Brought Before the Meeting

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for all nominees listed in Proposal 1 and for Proposal 2.

Signature of Shareholder:                                                                                       Date:

Signature of Shareholder:                                                                                            Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                ☐

1st SOURCE CORPORATION

Proxy for Annual Meeting of Shareholders on April 22, 2010

Solicited on Behalf of the Board of Directors

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions.  Use the Company Number and
Account Number shown on your proxy card.

The undersigned hereby appoints Christopher J. Murphy III, Wellington D. Jones III, and John B. Griffith and each of them proxies; to represent the undersigned, with full power of substitution, at the Annual Meeting of Shareholders of 1st Source Corporation to be held on April 22, 2010 and at any and all adjournments thereof.

(Continued and to be signed on the reverse side)